Exhibit 99.1

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MSCI Inc. Reports Third Quarter 2009 Financial Results

New York – October 1, 2009 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, today announced results for the third quarter ended August 31, 2009.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2008, unless otherwise noted.)

•	Operating revenues decreased 1.4% to $108.9 million in third quarter 2009 and increased 0.2% to $324.2 million for the nine months ended August 31, 2009.
•
Adjusted EBITDA increased 5.3% to a record $54.0 million in third quarter 2009 for an adjusted EBITDA margin of a record 49.6% and increased 6.5% to $155.8 million for an adjusted EBITDA margin of 48.1% for the nine months ended August 31, 2009. See Tables 9 and 13 each titled "Reconciliation of Adjusted EBITDA to Net Income."

•
Net income increased 10.8% to $20.9 million ($0.20 per diluted share) in third quarter 2009 for a net income margin of 19.2% and increased 3.3% to $57.3 million for the nine months ended August 31, 2009 for a net income margin of 17.7%.

Henry A. Fernandez, Chairman and CEO, said “I am pleased to report record levels of profitability with third quarter adjusted EBITDA of $54.0 million and a margin of 49.6%. The high margin inherent across most of our products coupled with our disciplined expense management enabled us to grow adjusted EBITDA 5.3% from a year-ago despite a 1.4% decline in revenues to $108.9 million. Excluding a one-time foreign exchange adjustment of $3.3 million, revenues increased 1.6% to $112.2 million. Our fees from licensing exchange traded funds experienced strong growth as the recovery in financial markets around the world continued during the quarter while our subscription fees were impacted by the lagging nature of our business relative to the market environment.”

“Early in the fourth quarter, we are seeing signs of easing budget constraints among some of our subscription fee clients which is resulting in healthy levels of sales activity. Retention rates, however, will likely remain under pressure as the operating environment for us remains challenging and many clients continue to monitor their spending closely. Notwithstanding the short-term challenges, our growth opportunities remain significant, and we continue to grow our headcount to capitalize on these opportunities and deliver value for our clients and shareholders,” added Mr. Fernandez.

Selected Financial Information

Table 1a
MSCI Inc.
Selected Income Statement Items (unaudited)

	Three Months Ended			Nine Months Ended
	August 31,			August 31,
In thousands, except per share data	2009	2008	Change	2009	2008	Change
Operating revenues	$108,868	$110,399	(1.4%)	$324,158	$323,545	0.2%
Operating expenses	$71,070	$72,880	(2.5%)	$216,922	$217,957	(0.5%)
Net income	$20,924	$18,878	10.8%	$57,266	$55,443	3.3%
% Margin	19.2%	17.1%		17.7%	17.1%
Diluted EPS	$0.20	$0.19	5.3%	$0.56	$0.55	1.8%
Adjusted EBITDA[1]	$53,955	$51,258	5.3%	$155,812	$146,255	6.5%
% Margin	49.6%	46.4%		48.1%	45.2%

[1] See Tables 9 and 13 each titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

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Table 1b

MSCI Inc.
Selected Balance Sheet Items (unaudited)

	As of
	August 31,	November 30,
In thousands	2009	2008
Cash and cash equivalents	$111,701	$268,077
Short-term investments	$250,061	$0
Accounts receivable	$76,511	$85,723
Deferred Revenue	$166,215	$144,711
Current maturities of long-term debt	$37,087	$22,086
Long-term debt, net of current maturities	$348,144	$379,709

Summary of Results for Fiscal Third Quarter 2009

Operating Revenues – See Table 7

Total operating revenues for the three months ended August 31, 2009 (third quarter 2009) decreased $1.5 million, or 1.4%, to $108.9 million compared to $110.4 million for the three months ended August 31, 2008 (third quarter 2008). The decrease was comprised of a 3.6% decrease in subscription revenues to $88.7 million offset, in part, by a 10.0% increase to $20.1 million in equity index asset based fees. The decrease in subscription revenues was driven by declines in revenues related to Equity Portfolio Analytics, Multi-Asset Class Portfolio Analytics and Other Products which were down 13.4%, 12.4% and 25.2%, respectively, in third quarter 2009 offset, in part, by an increase of 8.5% in equity index subscriptions. Within our subscription product categories, declines occurred in the Americas and EMEA while there was growth in Asia Pacific and Japan. By client segment, revenues declined from asset managers, broker dealers and hedge funds while revenues increased from asset owners and the others category which includes vendors, custodians and private banks. Our revenues, excluding asset based fees, for third quarter 2009 would have been higher by $0.3 million had the U.S. dollar not strengthened relative to the prior year using foreign exchange rates for the same period of the prior year.

In third quarter 2009, MSCI adjusted certain foreign exchange rates used to amortize its deferred revenue. As a result of this one-time adjustment, MSCI recorded a $3.3 million aggregate reduction to revenues in third quarter 2009 to correct for revenues previously reported through May 31, 2009. By product category, the adjustment increased Equity Indices by $0.7 million and decreased Equity Portfolio Analytics, Multi-Asset Class Portfolio Analytics and Other Products by $1.4 million, $2.3 million and $0.3 million, respectively. Excluding this one-time foreign exchange adjustment, revenues increased $1.8 million, or 1.6%, to $112.2 million compared to the same period in 2008.

Equity Indices:  Revenues related to Equity Indices increased $5.6 million, or 9.0%, to $67.5 million in third quarter 2009 compared to the same period in 2008.

Revenues from equity index subscriptions were up 8.5% to $47.4 million in third quarter 2009 with growth across all regions and client categories with the exception of hedge funds. This growth was led by strong increases in our emerging market, small cap and developed market subscription index modules as well as in user fees and reporting license fees, which more than offset a significant decline in non-subscription fees for historical index data.

Revenues attributable to equity index asset based fees increased 10.0% to $20.1 million in third quarter 2009 compared to third quarter 2008 reflecting increases of 7.8% to $15.4 million for ETF asset based fees, 23.0% to $3.7 million for institutional and retail indexed funds asset based fees and 1.4% to $1.0 million for other asset and transaction based fees. The average value of assets in ETFs linked to MSCI equity indices increased 1.1% to $180.3 billion for third quarter 2009 compared to $178.3 billion for third quarter 2008. As of August 31, 2009, the value of assets in ETFs linked to MSCI equity indices was $199.2 billion, representing an increase of $32.9 billion, or 19.8%,

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from $166.3 billion as of August 31, 2008. We estimate that the $32.9 billion year-over-year increase in the value of assets in ETFs linked to MSCI equity indices was attributable to $14.5 billion of net asset depreciation offset by $47.4 billion of net asset inflows.

Compared to second quarter 2009, equity index asset based fee revenues increased 32.3%, led by growth in ETF asset based fees. The average value of assets in ETFs linked to MSCI equity indices increased 33.8% to $180.3 billion from $134.7 billion in second quarter 2009. The increase in the value of assets in ETFs linked to MSCI equity indices at the end of third quarter 2009 compared to second quarter 2009 was 13.3%, or $23.3 billion. We estimate that the $23.3 billion increase from second quarter 2009 was attributable to asset appreciation of $20.1 billion and asset inflows of $3.2 billion. The $3.2 billion of asset inflows was comprised of $1.9 billion of asset inflows into established ETFs supplemented by $1.3 billion of asset inflows into ETFs launched over the last 12 months.

The three MSCI indices with the largest amount of ETF assets linked to them as of August 31, 2009 were the MSCI Emerging Markets, EAFE and US Broad Market Indices. The assets linked to these indices were $47.8 billion, $37.0 billion and $11.9 billion, respectively.

Equity Portfolio Analytics:  Revenues related to Equity Portfolio Analytics products decreased $4.5 million, or 13.4%, to $29.2 million in third quarter 2009 compared to the same period in 2008 resulting from lower levels of new subscriptions, lower retention rates in recent quarters (most notably for Aegis, our proprietary equity risk data and software product) and the aforementioned revenue adjustment. Revenues were lower in all regions, most notably EMEA, and all client categories with the exception of the asset owners category. Revenues declined 14.6% to $19.5 million for Aegis, 9.6% to $8.5 million for Models Direct (our proprietary risk data product accessed directly) and 19.4% to $1.1 million for Barra on Vendors (our proprietary risk data product accessed through third party vendors).

Multi-Asset Class Portfolio Analytics:  Revenues related to Multi-Asset Class Portfolio Analytics decreased $1.1 million, or 12.4%, to $7.8 million in third quarter 2009 compared to the same period in 2008. This decrease is comprised of a 5.5% decline to $6.2 million for BarraOne and a 32.0% decline to $1.6 million for TotalRisk, which is in the process of being decommissioned with its existing users being offered the opportunity to transition to BarraOne. The decrease reflects the aforementioned revenue adjustment. From a regional perspective, declines were reported in the Americas and EMEA while growth was experienced in both Asia Pacific and Japan. Within client categories, declines were experienced in the asset managers, hedge funds and others segments while growth was reported in the broker dealers and asset owners segments.

Other Products: Revenues from Other Products decreased $1.5 million, or 25.2%, to $4.4 million in third quarter 2009 compared to the same period in 2008. The decrease reflects declines of 10.5% to $3.1 million for our energy and commodity analytics products and 24.3% to $1.3 million for fixed income analytics. The decline in our energy and commodity analytics products largely reflects the absence of non-recurring revenue recorded in third quarter 2008 which did not repeat in third quarter 2009. Revenue for investable hedge fund indices in third quarter 2009 was negligible compared to the $0.7 million in third quarter 2008. The decline largely reflects the termination of the last remaining MSCI investable hedge fund indices license.

Operating Expenses – See Tables 8a – 8c

Operating expenses decreased $1.8 million, or 2.5%, to $71.1 million in third quarter 2009 compared to third quarter 2008 largely reflecting the elimination of the expense allocation from Morgan Stanley and reductions in professional services expenses and amortization of intangibles, partially offset by increases in compensation, information technology and depreciation expenses. Our operating expense for third quarter 2009 would have been higher by $3.0 million had the U.S. dollar not strengthened relative to the prior year using foreign exchange rates for the same period in 2008.

Compensation expense increased $1.4 million, or 3.2%, to $43.8 million in third quarter 2009 (including higher founders grant expense of $1.5 million). Excluding founders grant expenses, compensation expense decreased 0.4% to $37.0 million. The decrease excluding founders grant expense reflects favorable foreign exchange rates (principally the strengthening of the US dollar) which lowered reported compensation expense for staff located outside the United States and a lower bonus accrual in third quarter 2009 offset, in part, by compensation cost for new hires, a $0.9

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million increase in severance and $0.8 million of stock based compensation costs relating to the restricted stock units granted as a component of the 2008 annual bonus. The number of full-time employees increased by 126 to 850 on August 31, 2009 from 724 on August 31, 2008 and by 45 from 805 on May 31, 2009. In third quarter 2009, we continued to increase our staff in emerging market centers. As of August 31, 2009, 39% of our employees were located in emerging market centers compared to 26% as of August 31, 2008.

Non-compensation expenses excluding depreciation and amortization of intangibles decreased $4.1 million to $17.9 million, an 18.6% decrease, reflecting the elimination of the expense allocation from Morgan Stanley and lower professional services expenses offset, in part, by increases in expenses related to information technology infrastructure.

Depreciation and amortization expense increased $1.6 million to $2.9 million reflecting greater depreciation and amortization of the property, equipment and leasehold improvements purchased, in large part, to operate independently from Morgan Stanley.

Cost of services expenses increased $0.5 million, or 1.6%, to $28.2 million in third quarter 2009. Compensation expenses increased 6.3% to $21.0 million reflecting higher founders grant expense of $0.7 million and higher headcount which were offset, in part, by favorable foreign exchange rates which lowered reported compensation expense for staff outside the United States. Non-compensation expenses decreased 10.0% to $7.2 million largely reflecting the elimination of the expense allocation from Morgan Stanley.

Selling, general and administrative expenses decreased $3.2 million, or 8.6%, to $33.5 million in third quarter 2009. Compensation expenses increased 0.6% to $22.8 million, reflecting higher founders grant expense of $0.8 million and higher headcount offset, in part, by favorable foreign exchange rates, which lowered reported compensation expense for staff outside the United States, and a lower bonus accrual. Non-compensation expenses decreased 23.5% to $10.7 million reflecting the elimination of the expense allocation from Morgan Stanley as well as lower professional services and travel and entertainment expenses. Selling expenses decreased 7.0% to $10.4 million in third quarter 2009 and general and administrative expenses decreased 9.3% to $23.1 million.

Founders grant expenses increased to $6.9 million in third quarter 2009 compared to $5.3 million in third quarter 2008, reflecting less attrition of employees with founders grant awards. Expenses related to the founders grant awards reflect the amortization of share based compensation expenses associated with restricted stock units and options awarded to employees as a one-time grant in connection with our IPO completed in November 2007. Of the $6.9 million of founders grant expenses in third quarter 2009, $2.3 million was recorded in cost of services and $4.6 million was recorded in selling, general and administrative expenses.

Other Expense (Income), Net
Other expense (income), net was an expense of $4.1 million in third quarter 2009 compared to an expense of $7.4 million in third quarter 2008. The $3.3 million decrease primarily reflects a gain of $0.2 million related to changes in foreign exchange rates in third quarter 2009 compared to a loss of $3.0 million a year ago and a reduction of $1.4 million in interest expense due to lower average outstanding debt and the impact of lower interest rates on the unhedged portion of our debt, partially offset by a decrease of $1.5 million in interest income resulting from lower interest returns on invested balances.

Provision for Income Taxes
The provision for income taxes increased 13.5% to $12.8 million in third quarter 2009. The effective tax rate for third quarter 2009 was 37.9% compared to 37.4% in third quarter 2008. The $1.5 million increase in the income tax expense was primarily the result of higher pre-tax earnings during the current year.

Net Income
Net income increased 10.8% to $20.9 million in third quarter 2009 from third quarter 2008 and the net income margin increased to 19.2% from 17.1%. The increase in net income primarily reflects lower operating expenses.

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Adjusted EBITDA
Adjusted EBITDA increased 5.3% to $54.0 million for third quarter 2009 from $51.3 million for third quarter 2008. See Table 9 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below. The adjusted EBITDA margin increased to 49.6% in third quarter 2009 from 46.4% in third quarter 2008.

Retention Rate
Our Aggregate Retention Rate (as defined in Table 3) declined to 80.6% for third quarter 2009 from 91.6% for third quarter 2008, reflecting year-over-year declines in each of the four product categories. Our Core Retention Rate (as defined in Table 3) was 81.9% for third quarter 2009 compared to 94.1% for third quarter 2008. See Table 3 for Retention Rates by product category.

Client Count
At August 31, 2009, we had a total of 3,097 clients, excluding clients that pay only asset based fees, which is unchanged from August 31, 2008 and up 17 from 3,080 at May 31, 2009.

Summary of Results for Nine Months Ended August 31, 2009

Operating Revenues – See Table 11

Total operating revenues for the nine month period ended August 31, 2009 (first nine months 2009) increased $0.6 million, or 0.2%, to $324.2 million compared to the nine month period ended August 31, 2008 (first nine months 2008). Revenue gains were reported in two of our four product categories. Our revenues, excluding asset based fees, for the first nine months 2009 would have been higher by $2.6 million had the US dollar not strengthened relative to the prior year using foreign exchange rates for the same period of the prior year.

For the first nine months 2009, the aforementioned one-time foreign exchange adjustment resulted in an aggregate reduction of $2.2 million to correct for revenues previously reported through November 30, 2008. By product category, the adjustment increased Equity Indices by $0.5 million and decreased Equity Portfolio Analytics, Multi-Asset Class Portfolio Analytics and Other Products by $0.9 million, $1.6 million and $0.2 million, respectively.

Revenues from our subscription products grew $8.3 million, or 3.1%, in aggregate for the first nine months 2009 to $275.6 million. Revenues attributable to equity index asset based fees decreased $7.7 million, or 13.6%, to $48.6 million in the first nine months 2009. Within our subscription product categories, revenue growth was experienced across all regions, with the exception of EMEA, and all client segments with the exception of hedge funds. Total revenue growth was led by equity index subscriptions, which increased 12.6% to $139.9 million for the first nine months 2009 compared to the first nine months 2008 and by Multi-Asset Class Portfolio Analytics which increased 6.3% to $27.0 million and was primarily driven by new subscriptions to BarraOne.

Revenues from Equity Portfolio Analytics decreased 7.0% to $92.9 million for the first nine months 2009 reflecting lower levels of new subscriptions and lower retention rates. Other Products decreased 11.0% to $15.8 million for the first nine months 2009 compared to the same period in 2008. The decline reflects a decrease of 72.7% in asset based fees from investment products linked to MSCI investable hedge fund indices products and a decrease of 11.1% for fixed income analytics offset by a 4.3% increase for our energy and commodity analytics products.

Our Aggregate Retention Rate was 86.4% for the first nine months 2009 compared to 92.9% for the first nine months 2008. Our Core Retention Rate was 87.6% for the first nine months 2009 compared to 94.4% for the first nine months 2008.

In the first nine months 2009, we gained 6 clients compared to November 30, 2008. At August 31, 2009, we had a total of 3,097 clients, excluding clients that pay only asset based fees.

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Operating Expenses – See Tables 12a - 12c

Operating expenses for the first nine months 2009 decreased $1.0 million, or 0.5%, to $216.9 million compared to the first nine months 2008 largely reflecting the reduction of the expense allocation from Morgan Stanley and reductions in professional services expenses, travel and entertainment expenses, and amortization of intangibles. These reductions were partially offset by increases in compensation, information technology and depreciation expenses.
Our operating expense for the first nine months 2009 would have been higher by $10.4 million had the U.S. dollar not strengthened relative to the prior year using exchange rates for the same period of the prior year.

Compensation expense increased $7.4 million, or 5.8%, to $134.9 million for the first nine months 2009. Excluding founders grant expenses, compensation expense increased 3.6% to $114.5 million. The increase in compensation expense includes costs for new hires, $2.2 million of stock based compensation costs relating to the restricted stock units granted as a component of the 2008 annual bonus and $1.1 million of severance. These increases were offset, in part, by favorable foreign exchange rates (principally the strengthening of the US dollar) which lowered reported compensation expense for staff located outside the United States, increased migration to emerging market centers and a lower bonus accrual in the first nine months 2009. Non-compensation expense decreased $13.0 million, or 19.4%, to $53.8 million largely reflecting a reduction in the expense allocation from Morgan Stanley offset, in part, by an increase in expenses related to replacing services previously provided by Morgan Stanley.

Cost of services decreased $1.8 million, or 2.1%, to $86.5 million in the first nine months 2009. The change was largely due to a reduction in costs allocated by Morgan Stanley, partially offset by an increase in compensation expense.

Selling, general and administrative expenses decreased $3.7 million, or 3.5%, to $102.3 million in the first nine months 2009. The decline resulted from a reduction in costs allocated by Morgan Stanley, partially offset by an increase in expenses related to replacing services previously provided by Morgan Stanley, principally compensation, information technology and insurance.

Other Expense (Income), Net
Other expense (income), net was an expense of $15.2 million for the first nine months 2009 compared to an expense of $16.3 million for the first nine months 2008. The $1.1 million decrease primarily reflects a reduction of $6.0 million in interest expense due to lower average outstanding debt and the impact of lower interest rates on the unhedged portion of our debt and a loss of $0.4 million related to changes in foreign exchange rates in the current year compared to a loss of $3.0 million in the prior year, partially offset by a decrease of $7.0 million in interest income resulting from lower interest returns on invested balances.

Provision for Income Taxes
The provision for income taxes increased 2.9% to $34.8 million for the first nine months 2009 compared to the first nine months 2008. The effective tax rate for the first nine months 2009 was 37.8% compared to 37.9% for the first nine months 2008. The $1.0 million increase in the income tax expense was primarily the result of higher pre-tax earnings during the current year.

Net Income
Net income increased 3.3% to $57.3 million for the first nine months 2009 from the first nine months 2008 and the net income margin was 17.7%. The increase in net income primarily reflects higher revenues, lower operating expenses, lower interest expense and higher interest income.

Adjusted EBITDA
Adjusted EBITDA increased 6.5% to $155.8 million for the first nine months 2009 from $146.3 million for the comparable period in 2008. See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin increased to 48.1% for the first nine months 2009 from 45.2% for the first nine months 2008.

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Table 2

Run Rate Metrics

	As of			Change from
	August 31,		May 31,	August 31,	May 31,
In thousands	2009	2008	2009	2008	2009
Run Rates [1]
Equity indices
Subscription	$182,166	$167,126	$178,634	9.0%	2.0%
Asset based fees [2]	81,349	69,741	68,892	16.6%	18.1%
Equity Indices total	263,515	236,867	247,526	11.3%	6.5%
Equity portfolio analytics	120,973	135,280	126,344	(10.6%)	(4.3%)
Multi-asset class analytics	38,734	32,681	37,194	18.5%	4.1%
Other Products
FEA	14,706	12,965	14,863	13.4%	(1.1%)
Other [3]	5,609	9,288	6,749	(39.6%)	(16.9%)
Other Products total	20,315	22,253	21,612	(8.7%)	(6.0%)
Total Run Rate	$443,537	$427,081	$432,676	3.9%	2.5%
Subscription total	362,188	354,559	362,784	2.2%	(0.2%)
Asset based fees total	81,349	72,522	69,892	12.2%	16.4%
Total Run Rate	$443,537	$427,081	$432,676	3.9%	2.5%

Subscription based fees by region
% Americas	43%	44%	44%
% non-Americas	57%	56%	56%

Subscription based fees by client type
% Asset Managers	61%	62%	62%
% Broker Dealers	12%	12%	12%
% Hedge Funds	6%	6%	6%
% Asset Owners	6%	6%	6%
% Others	15%	14%	14%

1 The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we determine that such notice evidences the client's final decision to terminate or not renew the applicable subscription or agreement, even though the notice is not effective until a later date.

2 Includes asset based fees for ETFs, institutional and retail indexed funds, transaction volume-based fees for futures and options traded on certain MSCI indices and other structured products.

3 Includes run rate related to subscriptions to fixed income analytics and to investable hedge fund index asset based fees.

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Table 3

Retention Rates

	As of
	August 31,		May 31,
	2009	2008	2009
Aggregate Retention Rate [1,3]
Equity indices	91.4%	95.6%	92.8%
Equity portfolio analytics	67.6%	87.7%	82.0%
Multi-asset class analytics	73.9%	91.1%	83.2%
Other products	84.2%	89.1%	88.3%
Total aggregate retention	80.6%	91.6%	87.7%

Core Retention Rate [2,3]
Equity indices	92.1%	96.0%	93.2%
Equity portfolio analytics	68.8%	92.0%	83.5%
Multi-asset class analytics	77.5%	93.7%	93.7%
Other products	86.1%	93.1%	89.6%
Total core retention	81.9%	94.1%	89.5%

1 The quarterly Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter.  The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.  Aggregate Retention Rates are generally higher during the first three fiscal quarters and lower in the fourth fiscal quarter. For the calculation of the Core Retention Rate the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.

2 Our Core Retention Rate is calculated similarly to our Aggregate Retention Rate except that the Core Retention Rate does not treat switches between our products as a cancellation.

3 The Aggregate and Core Retention Rates shown are for the three-month periods ended August 31, 2009, August 31, 2008 and May 31, 2009, respectively.

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Table 4

Clients and Employees

	As of			Change from
	August 31,		May 31,	August 31,	May 31,
	2009	2008	2009	2008	2009

Client count [1]	3,097	3,097	3,080	0.0%	0.6%
Full-time employees	850	724	805	17.4%	5.6%

% Full-time employees by location
Developed Market Centers	61%	74%	65%
Emerging Market Centers	39%	26%	35%

1The client count excludes clients that pay only asset based fees. Our client count includes affiliates, cities and certain business units within a single organization as distinct clients when they separately subscribe to our products.

Table 5

ETF Assets linked to MSCI Indices
(Quarter-End)

	2008				2009
In Billions	February	May	August	November	February	May	August
AUM in ETFs linked to MSCI Indices	$179.2	$199.6	$166.3	$119.0	$107.8	$175.9	$199.2

Sequential Change ($ Growth in Billions)
Appreciation/Depreciation	$(15.2)	$9.9	$(31.2)	$(63.2)	$(13.6)	$42.2	$20.1
Cash Inflow/ Outflow	2.7	10.5	(2.1)	15.9	2.4	25.9	3.2
Total Change	$(12.5)	$20.4	$(33.3)	$(47.3)	$(11.2)	$68.1	$23.3

Source: Bloomberg and MSCI

ETF Assets linked to MSCI Indices
(Quarterly Average)

	2008				2009
In Billions	February	May	August	November	February	May	August
AUM in ETFs linked to MSCI Indices	$183.2	$184.4	$178.3	$134.9	$126.4	$134.7	$180.3

Source: Bloomberg and MSCI

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review third quarter 2009 results on Thursday, October 1, 2009 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI's website, http://ir.msci.com, or dial 1-888-267-6301 within the United States. International callers dial 1-719-457-2604.

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An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through October 8, 2009. To listen to the recording, visit the investor relations section at http://ir.msci.com, or dial 1-888-203-1112 (passcode: 9742808) within the United States. International callers dial 1-719-457-0820 (passcode: 9742808).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which include over 120,000 indices calculated daily across more than 70 countries, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Lisa Monaco, MSCI, New York	+ 1.866.447.7874

For media inquiries please contact:

Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888

Pen Pendleton | Patrick Clifford, Abernathy MacGregor, New York	+ 1.212.371.5999

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2008 and filed with the Securities and Exchange Commission on January 29, 2009 and in quarterly reports on form 10-Q and current reports on form 8-K. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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Table 6

MSCI Inc.
Consolidated Statements of Income (unaudited)

	Three Months Ended
	August 31,		May 31,
In thousands, except per share data	2009	2008	2009
Operating revenues	$108,868	$110,399	$109,375

Operating expenses
Cost of services	28,247	27,800	29,269
Selling, general and administrative	33,525	36,687	34,052
Amortization of intangible assets	6,429	7,125	6,428
Depreciation and amortization of property, equipment, and leasehold improvements	2,869	1,268	2,972
Total operating expenses	71,070	72,880	72,721

Operating income	37,798	37,519	36,654

Interest income	(373)	(1,843)	(220)
Interest expense	4,628	5,991	4,904
Other expense (income)	(168)	3,224	(2)
Other expense (income), net	4,087	7,372	4,682

Income before income taxes	33,711	30,147	31,972

Provision for income taxes	12,787	11,269	12,354

Net income	$20,924	$18,878	$19,618

Earnings per basic common share	$0.21	$0.19	$0.20
Earnings per diluted common share	$0.20	$0.19	$0.19

Weighted average shares outstanding used in computing earnings per share
Basic	100,402	100,052	100,360
Diluted	102,717	101,698	101,915

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Table 7

Operating Revenues by Product Category
	Three Months Ended			Change from
	August 31,		May 31,	August 31,	May 31,
In thousands	2009	2008	2009	2008	2009
Equity indices
Equity index subscriptions	$47,393	$43,666	$47,282	8.5%	0.2%
Equity index asset based fees	20,137	18,312	15,220	10.0%	32.3%
Equity indices total	67,530	61,978	62,502	9.0%	8.0%
Equity portfolio analytics	29,157	33,659	31,582	(13.4%)	(7.7%)
Multi-asset class portfolio analytics	7,815	8,923	9,572	(12.4%)	(18.4%)
Other products	4,366	5,839	5,719	(25.2%)	(23.7%)
Total operating revenues	$108,868	$110,399	$109,375	(1.4%)	(0.5%)
Subscription	88,731	92,087	94,155	(3.6%)	(5.8%)
Equity index asset based fees	20,137	18,312	15,220	10.0%	32.3%
Total operating revenues	$108,868	$110,399	$109,375	(1.4%)	(0.5%)

Table 8a

Operating Expenses by Category with Founders Grant Shown Separately
(Compensation vs. Non-compensation)

	Three Months Ended
	August 31,
In thousands	2009	2008	Change
Compensation	$36,984	$37,121	(0.4%)
Non-compensation excluding depreciation	17,929	22,020	(18.6%)
Total	54,913	59,141	(7.1%)
Amortization of intangible assets	6,429	7,125	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvements	2,869	1,268	126.3%
Operating expenses excluding founders grant	64,211	67,534	(4.9%)
Founders grant	6,859	5,346	28.3%
Operating expenses including founders grant	$71,070	$72,880	(2.5%)

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Table 8b

Operating Expenses by Category with Founders Grant  Shown Separately
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	August 31,
In thousands	2009	2008	Change
Cost of services
Compensation	$18,727	$18,222	2.8%
Non-compensation excluding depreciation	7,205	8,003	(10.0%)
Total	25,932	26,225	(1.1%)
Selling, general and administrative
Compensation	18,257	18,899	(3.4%)
Non-compensation excluding depreciation	10,724	14,017	(23.5%)
Total	28,981	32,916	(12.0%)
Amortization of intangible assets	6,429	7,125	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvements	2,869	1,268	126.3%
Operating expenses excluding founders grant	64,211	67,534	(4.9%)
Founders grant	6,859	5,346	28.3%
Operating expenses including founders grant	$71,070	$72,880	(2.5%)

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Table 8c

Operating Expenses by Category
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	August 31,
In thousands	2009	2008	Change
Cost of services
Compensation	$18,727	$18,222	2.8%
Founders grant	2,315	1,575	47.0%
Total	21,042	19,797	6.3%
Non-compensation excluding depreciation	7,205	8,003	(10.0%)
Total	28,247	27,800	1.6%
Selling, general and administrative
Compensation	18,257	18,899	(3.4%)
Founders grant	4,544	3,771	20.5%
Total	22,801	22,670	0.6%
Non-compensation excluding depreciation	10,724	14,017	(23.5%)
Total	33,525	36,687	(8.6%)
Amortization of intangible assets	6,429	7,125	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvements	2,869	1,268	126.3%
Operating expenses including founders grant	$71,070	$72,880	(2.5%)

Table 9
 Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	August 31,		May 31,
In thousands	2009	2008	2009
Adjusted EBITDA[1]	$53,955	$51,258	$53,392
Less: Founders grant expense	6,859	5,346	7,338
Less: Depreciation and amortization	2,869	1,268	2,972
Less: Amortization of intangible assets	6,429	7,125	6,428
Less: Other expense (income), net	4,087	7,372	4,682
Less: Provision for income taxes	12,787	11,269	12,354
Net income	$20,924	$18,878	$19,618

1 All stock based compensation other than the founders grant is considered an expense for purposes of calculating adjusted EBITDA

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Table 10

MSCI Inc.
Consolidated Statements of Income (unaudited)

	Nine Months Ended
	August 31,
In thousands, except per share data	2009	2008
Operating revenues	$324,158	$323,545

Operating expenses
Cost of services	86,451	88,296
Selling, general and administrative	102,293	106,012
Amortization of intangible assets	19,286	21,375
Depreciation and amortization of property, equipment, and leasehold improvements	8,892	2,274
Total operating expenses	216,922	217,957

Operating income	107,236	105,588

Interest income	(714)	(7,723)
Interest expense	15,170	21,122
Other expense (income)	712	2,922
Other expense (income), net	15,168	16,321

Income before income taxes	92,068	89,267

Provision for income taxes	34,802	33,824

Net income	$57,266	$55,443

Earnings per basic common share	$0.57	$0.55
Earnings per diluted common share	$0.56	$0.55

Weighted average shares outstanding used in computing earnings per share
Basic	100,350	100,020
Diluted	102,034	101,236

Table 11

Operating Revenues by Product Category

	Nine Months Ended
	August 31,
In thousands	2009	2008	Change
Equity indices
Equity index subscriptions	$139,942	$124,279	12.6%
Equity index asset based fees	48,539	56,207	(13.6%)
Equity indices total	188,481	180,486	4.4%
Equity portfolio analytics	92,879	99,903	(7.0%)
Multi-asset class portfolio analytics	27,010	25,413	6.3%
Other products	15,788	17,743	(11.0%)
Total operating revenues	$324,158	$323,545	0.2%
Subscription	275,619	267,338	3.1%
Equity index asset based fees	48,539	56,207	(13.6%)
Total operating revenues	$324,158	$323,545	0.2%

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Table 12a

Operating Expenses by Category with Founders Grant Shown Separately
(Compensation vs. Non-compensation)

	Nine Months Ended
	August 31,
In thousands	2009	2008	Change
Compensation	$114,545	$110,516	3.6%
Non-compensation	53,801	66,774	(19.4%)
Total	168,346	177,290	(5.0%)
Amortization of intangible assets	19,286	21,375	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvements	8,892	2,274	291.0%
Operating expenses excluding founders grant	196,524	200,939	(2.2%)
Founders grant	20,398	17,018	19.9%
Operating expenses including founders grant	$216,922	$217,957	(0.5%)

Table 12b

Operating Expenses by Category with Founders Grant  Shown Separately
(Cost of Services vs. Selling, General and Administrative)

	Nine Months Ended
	August 31,
In thousands	2009	2008	Change
Cost of services
Compensation	$57,517	$54,745	5.1%
Non-compensation	21,682	28,800	(24.7%)
Total	79,199	83,545	(5.2%)
Selling, general and administrative
Compensation	57,028	55,771	2.3%
Non-compensation	32,119	37,974	(15.4%)
Total	89,147	93,745	(4.9%)
Amortization of intangible assets	19,286	21,375	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvements	8,892	2,274	291.0%
Operating expenses excluding founders grant	196,524	200,939	(2.2%)
Founders grant	20,398	17,018	19.9%
Operating expenses including founders grant	$216,922	$217,957	(0.5%)

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Table 12c

Operating Expenses by Category
(Cost of Services vs. Selling, General and Administrative)

	Nine Months Ended
	August 31,
In thousands	2009	2008	Change
Cost of services
Compensation	$57,517	$54,745	5.1%
Founders grant	7,252	4,751	52.6%
Total	64,769	59,496	8.9%
Non-compensation	21,682	28,800	(24.7%)
Total	86,451	88,296	(2.1%)
Selling, general and administrative
Compensation	57,028	55,771	2.3%
Founders grant	13,146	12,267	7.2%
Total	70,174	68,038	3.1%
Non-compensation	32,119	37,974	(15.4%)
Total	102,293	106,012	(3.5%)
Amortization of intangible assets	19,286	21,375	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvements	8,892	2,274	291.0%
Operating expenses including founders grant	$216,922	$217,957	(0.5%)

Table 13

 Reconciliation of Adjusted EBITDA to Net Income

	Nine Months Ended
	August 31,
In thousands	2009	2008
Adjusted EBITDA[1]	$155,812	$146,255
Less: Founders grant expense	20,398	17,018
Less: Depreciation and amortization	8,892	2,274
Less: Amortization of intangible assets	19,286	21,375
Less: Other expense (income), net	15,168	16,321
Less: Provision for income taxes	34,802	33,824
Net income	$57,266	$55,443

1 All stock based compensation other than the founders grant is considered an expense for purposes of calculating adjusted EBITDA

Notes Regarding the Use of Non-GAAP Financial Measures

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Adjusted EBITDA

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and founders grant expense. Adjusted EBITDA is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe adjusted EBITDA is one additional measure that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets and other unusual one-time non-cash charges included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets and one-time founders grant as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68.0 million founders grant which is being amortized through 2011. Management believes that it is useful to exclude the founders grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance. Amortization expense for the one-time $68.0 million founders grant, representing restricted stock units and options awarded to employees effective with the IPO, is expected to be amortized through 2011.

Additionally, our management uses adjusted EBITDA to compare MSCI to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a non-GAAP measure that should not be considered as an alternative to net income, as an indication of financial performance or as an alternative to cash flow from operations as a measure of liquidity.

Operating Expenses excluding Founders Grant

Operating expenses excluding founders grant (described above), cost of services expenses excluding founders grant, and selling, general, and administrative expenses excluding founders grant are deemed to be a more reliable indicator of ongoing expense trends. Management believes that it is useful to exclude founders grant expenses from operating expenses because the founders grant was a one-time event, although the amortization expense of the award will be recognized over four years.

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